Exhibit 5.1

May 15, 2020

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin  53703

Ladies and Gentlemen:

We have acted as counsel to MGE Energy, Inc., a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of 1,495,000 shares of common stock (the “Shares”) covered by the Registration Statement on Form S-3, No. 333-238196 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (“SEC”) on May 12, 2020, under the Securities Act of 1933, as amended. The Shares are to be sold by the Company pursuant to an underwriting agreement dated May 12, 2020 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

For the purpose of expressing the opinions in this letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith and the Underwriting Agreement.  In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the Registration Statement.

As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1.

The Company is validly existing under the laws of the State of Wisconsin.

2.

Upon issuance and sale of the Shares covered by the Registration Statement pursuant to the Underwriting Agreement and receipt by the Company of full payment therefore in accordance with the Underwriting Agreement (but not less than the par value), such Shares will be validly issued, fully paid and non-assessable.

This letter is limited to the laws of the State of Wisconsin. We do not find it necessary for the purposes of such opinions to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of, the various states or the District of Columbia as to the Shares.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ STAFFORD ROSENBAUM LLP